NEWS RELEASE

Contact:	Bradford T. Ray	Joseph P. Bellino	[STEEL TECHNOLOGIES INC. LOGO]
	Chief Executive Officer	Chief Financial Officer
	502/245-2110	502/245-2110

STEEL TECHNOLOGIES SEES HIGHER VOLUME, SALES, AND EARNINGS
FOR THE SECOND QUARTER ENDING MARCH 31, 2004

LOUISVILLE, Ky. (March 19, 2004) -- Steel Technologies Inc. (NASDAQ/NM: STTX) today announced that the Company expects its results for the second fiscal quarter to reflect substantial increases in volume through its operations. For the three months ending March 31, 2004, the Company expects that sales will increase to $175 million on a 34% increase in tons shipped compared with the second quarter last year. Net income for the quarter is expected to be in the range of $0.60 to $0.65 per diluted share. A portion of the earnings is attributable to an escalating price environment due to rising raw material costs. This benefit will reverse as the full effect of the raw material increases works through inventory. Steel Technologies plans to release final second quarter results on April 19, 2004.

          Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, railcar, construction, hardware, and consumer goods. The Company has 21 facilities, including its joint-venture operations, located throughout the United States and Mexico. More information about the Company may be found on the World Wide Web at www.steeltechnologies.com.

          Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings), which could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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